Exhibit 99.1
ARC PROVIDES INSIGHT INTO FIRST QUARTER RESULTS AND ANNOUNCES FURTHER CONSOLIDATION
•	First quarter revenue indicates core business sales likely to remain flat for most of 2011
•	Further consolidations planned to facilitate additional cost reductions
•	Corporate finance function to be consolidated into corporate headquarters
•	CFO Mather to retire; search begun for new CFO
•	Jorge Avalos, VP of Finance, appointed CAO
WALNUT CREEK, CA, April 14, 2011 — ARC (NYSE: ARC), the nation’s leading provider of reprographics services and technology, today announced that March sales were consistent with sales in January and February, indicating first quarter revenues to be in the range of $105 to $107 million. While the quarterly sales figure was not unexpected, revenue from construction project printing in March was lackluster. Given that March is typically an indicator of annual revenue from the non-residential construction segment, management expects a difficult year for core business sales. As a result, ARC announced that it is further restructuring its operations and management to reduce costs and strengthen growing segments of its business.
“Revenue for the quarter was in line with our projections, but sales from construction project printing remain challenged,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC. “On the other hand we see exciting signs of growth in the Global Services and MPS segments of our business, and many of these AEC customers are beginning to hire. Our increased market share should drive our core business substantially as project work returns later in the year. With recent improvements in unemployment and vacancy rates, I think it is clear that an upturn is on its way.”
Management announced that, given current market conditions, the Company is reducing the number of its branches in several local markets, while maintaining its extensive presence in major metropolitan areas, a feature of the Company that has been critical to its success. At the same time ARC’s operational management is being restructured to address the decline in core business sales and the growth in new segments such as Global Services, MPS, Color and Technology Services. Company restructuring will continue throughout the second quarter, with anticipated annualized savings of more than $14 million.
Among the most significant management changes planned for the year is the consolidation of the corporate finance function into the Company’s corporate headquarters in Walnut Creek, California. Since its inception, ARC’s operations and finance offices have been decentralized in keeping with its historical management structure. The consolidation reflects the evolving centralization of ARC management and will foster a closer relationship between the finance and operations teams to address continuing economic challenges and an ongoing industry technology transition.

Jorge Avalos, ARC’s Vice President and Corporate Controller, will be relocating to the Walnut Creek office and leading the consolidated financial accounting operations of the Company. Mr. Avalos has also been appointed Chief Accounting Officer of the Company. Mr. Avalos joined the Company in 2006 taking on increasing levels of responsibility throughout his career at ARC. Prior to joining the Company, Mr. Avalos was an assurance manager for PricewaterhouseCoopers, and the Corporate Controller for Vendare Media (later merged with Epic Media Group), an online advertising network and social media company.
Jonathan Mather, ARC’s CFO, has chosen not to relocate to Northern California and will instead retire from the Company to remain close to his family and community in the Los Angeles-area. Mr. Mather will assist the finance team in relocating to Walnut Creek, and assist Mr. Suriyakumar in the engagement of a new CFO.
“When Jonathan joined us in 2006 after his tenure at NETGEAR, one of the stipulations of his employment was that his offices would remain close to his home in Southern California. While recognizing the necessity of the corporate office consolidation, he has chosen to remain in Los Angeles and we respect his decision,” said Mr. Suriyakumar. “Jonathan has been the driving force behind the success of the finance function here at ARC over the past four and a half years. We are happy to have his good counsel and guidance throughout the transition, and we wish him well in his future endeavors.”
ARC management will maintain its traditional quiet period leading up to the formal announcement of its first quarter results on May 3, 2011.
About ARC
ARC (American Reprographics Company) is the leading reprographics company in the United States providing business-to-business document management technology and services to the architectural, engineering and construction, or AEC industries. The Company also provides document management services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality. ARC provides its services through its suite of reprographics technology products, a network of hundreds of reprographics service centers around the world, and on-site at more than 5,500 customer locations. The Company’s service centers are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 120,000 active customers.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as “will,” “on its way,” “expect” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Factors that could cause our actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the current economic recession and downturn in the architectural, engineering and construction industries specifically, and the timing and nature of any economic recovery; our ability to streamline operations and reduce and/or manage costs; competition in our industry and innovation by our competitors; our failure to anticipate and adapt to future changes in our industry; our failure to take advantage of market opportunities and/or to complete acquisitions; our failure to manage acquisitions, including our inability to integrate and merge the business operations of the acquired companies or failure to retain key personnel and customers of acquired companies; our dependence on certain key vendors for equipment, maintenance services and supplies; damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers; and our failure to continue to develop and introduce new services successfully. The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect our future performance, please review our periodic filings with the U.S. Securities and Exchange Commission, and specifically the risk factors set forth in our most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts:

David Stickney	Joseph Villalta
VP of Corporate Communications	The Ruth Group
Phone: 925-949-5100	Phone: 646-536-7003
Email: davidstickney@e-arc.com	Email:jvillalta@theruthgroup.com